Exhibit 10.3
SUBLEASE
(BUILDING 3)
     THIS SUBLEASE (“Sublease”), dated as of December 21, 2005, is made by and between MAXTOR CORPORATION, a Delaware corporation (“Sublessor”), and SANDISK CORPORATION, a Delaware corporation (“Sublessee”).
R E C I T A L S
     A. John Arrillaga, Trustee or his Successor Trustee u/t/a dated 7/20/77 (John Arrillaga Separate Property Trust), as amended, and Richard T. Peery, Trustee or his Successor Trustee u/t/a dated 7/20/77 (Richard T. Peery Separate Property Trust), as amended (collectively, “Master Lessor”), and Quantum Corporation, a Delaware corporation (“Quantum”), have entered into: (i) that certain Lease Agreement dated April 10, 1992 pursuant to which Quantum leased from Master Lessor the real property commonly called 900 Sumac Drive, Milpitas, California and the building constructed thereon (“Building 3” or the “Building”), as amended by that certain Amendment No. 1 to Lease dated April 16, 1997 and that certain Amendment No. 2 to Lease dated March 22, 2001 (collectively, the “Building 3 Master Lease” or the “Master Lease”); (ii) that certain Lease Agreement dated September 17, 1990 pursuant to which Quantum leased from Master Lessor the real property commonly called 1000 Sumac Drive, Milpitas, California and the building constructed thereon (“Building 4”), as amended by that certain Amendment No. 1 to Lease dated April 16, 1997 and that certain Amendment No. 2 to Lease dated March 26, 2001 (collectively, the “Building 4 Master Lease”); (iii) that certain Lease Agreement dated April 16, 1997 pursuant to which Quantum leased from Master Lessor the real property commonly called 601 McCarthy Boulevard, Milpitas, California and the building constructed thereon (“Building 6”), as amended by that certain Amendment No. 1 to Lease dated April 15, 1998 and that certain Amendment No. 2 to Lease dated March 22, 2001 (collectively, the “Building 6 Master Lease”); and (iv) that certain Lease Agreement dated March 23, 1994 pursuant to which Quantum leased from Master Lessor the real property commonly called 1100 Sumac Drive, Milpitas, California and the building constructed thereon (“Building 5”), as amended by that certain Amendment No. 1 to Lease dated April 16, 1997 and that certain Amendment No. 2 to Lease dated March 22, 2001 (collectively, the “Building 5 Master Lease”). Pursuant to Amendment No. 2 to each of the foregoing leases, Sublessor has succeeded to the interest of Quantum as tenant thereunder. A copy of the Building 3 Master Lease is attached hereto as Exhibit D.
     B. Sublessee desires to sublease from Sublessor, and Sublessor desires to sublease to Sublessee, (i) the entire premises covered by the Building 3 Master Lease upon the terms and conditions hereinafter set forth in this Sublease, (ii) the entire premises covered by the Building 4 Master Lease upon the terms and conditions set forth in that certain Sublease (Building 4) of even date herewith between Sublessor and Sublessee (the “Building 4 Sublease”), and (iii) the entire premises covered by the Building 6 Master Lease upon the terms and conditions set forth in that certain Sublease (Building 6) of even date herewith between Sublessor and Sublessee (the “Building 6 Sublease”). This Sublease, the Building 4 Sublease and the Building 6 Sublease are collectively called the “Subleases”.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee agree as follows:
     1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them under the Master Lease.
     2. Subleased Premises. Subject to the terms and conditions contained in this Sublease, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the entire premises covered by the Master Lease as depicted on Exhibit A hereto (the “Subleased Premises”); provided, however, subject to Section 29 below, Sublessor shall retain for itself and its employees, agents, contractors, invitees, licensees, successors and assigns (and Sublessee does hereby grant to each of the foregoing) the right to non-exclusive use of all common areas, landscaped areas, sidewalks and driveways related to each of Building 3, Building 4 and Building 6 (collectively, the “Buildings”). Moreover, subject to the terms and conditions of this Sublease, Sublessee shall have non-exclusive use of all common areas, landscaped areas, sidewalks and driveways related to the Building. For the avoidance of doubt, Sublessee acknowledges that it has no right to access any building (other than the Buildings and Building 5 if Sublessee exercises the ROFO, as defined in Section 27.1 below pursuant to the Subleases) in the project that the Buildings are a part. Sublessee hereby acknowledges and agrees that Building 3 consists of approximately 60,128 rentable square feet. Nevertheless, the parties agree that the foregoing approximation shall be final and binding for all purposes hereunder; and notwithstanding anything to the contrary contained herein, no adjustment shall be made to the Base Rent (as defined in Section 5.1(a) below) if the actual square footage of Building 3 differs from any reference to square footage contained herein.
     3. Term; Sublease Consent; Early Entry.
          3.1 Term. Provided that Master Lessor has consented to this Sublease (the “Sublease Consent”) and unless sooner terminated in accordance with the provisions contained herein, the term (“Term”) of this Sublease shall commence on March 13, 2006 (the “Commencement Date”) and shall expire on July 31, 2011 (the “Expiration Date”) [sixty (60) days prior to the expiration date of the Master Lease].
          3.2 Sublease Consent. If Master Lessor has not consented to this Sublease on or prior to January 15, 2006, then either party hereto shall have the right to terminate this Sublease and the other Subleases at any time on or prior to March 31, 2006, effective upon written notice to the other party. Sublessor agrees to use commercially reasonable efforts to obtain a non-disturbance agreement for the benefit of Sublessee as part of the Sublease Consent.
          3.3 Early Entry (Post-Consent). Upon full execution and delivery of the Sublease Consent, Sublessee and Sublessee’s employees, agents and contractors shall be permitted to enter the Subleased Premises during Building business hours (as determined by Sublessor in its sole discretion) for the purposes of (i) installing and re-configuring furnishings, fixtures and equipment, (ii) construction and testing of subtenant improvements, and (iii) conducting business operations. Such entry shall be subject to all of the terms and conditions of the Master Lease and this Sublease, including without limitation, (a) the indemnity and hold harmless provisions of Section 9 of this Sublease and (b) the obligation to pay utilities and janitorial services; provided, however, other than as provided in Section 5.2 below, Sublessee shall not be required to pay any Base Rent nor Operating Expense Payments (as defined below) for Real Property Taxes, insurance premiums and common area expenses with regard to such early entry. Sublessee shall furnish to Sublessor evidence of the insurance required under Section 7 of this Sublease prior to any entry into any portion of the Subleased Premises.
          3.4 Early Entry (Pre-Consent). In addition to Sublessee’s rights under Section 3.3 above, Sublessee and Sublessee’s employees, agents and contractors shall be permitted to enter the Building during Building business hours (as determined by Sublessor in its sole discretion) for the sole purposes of (i) testing the Warranted Systems (as defined in Section 4.5 below) therein, and (ii) preparing construction drawing, plans and specifications, and for no other purposes. Such entry shall be subject to all of the terms and conditions of the Master Lease and this Sublease, including without limitation, (a) the indemnity and hold harmless provisions of Section 9 of this Sublease and (b) the obligation to pay utilities and janitorial services; provided, however, other than as provided in Section 5.2 below, Sublessee shall not be required to pay any Base Rent nor Operating Expense Payments for Real Property Taxes, insurance premiums and common area expenses with regard to such early entry. Sublessee shall furnish to Sublessor evidence of the insurance required under Section 7 of this Sublease prior to any entry into any portion of the Subleased Premises. Moreover, and without limiting the foregoing, Sublessee shall indemnify, protect, defend with counsel reasonably acceptable to Sublessor and hold harmless Sublessor and Sublessor’s shareholders, directors, officers, employees, agents, affiliates, successors and assigns from and against any and all claims, demands, liabilities, judgments, losses, causes of action, fines, penalties, damages, costs and expenses, including reasonable attorneys’ and experts’ fees (collectively, “Claims”), caused by or arising in connection with the early entry described in this Section 3.4, including without limitation, any Claims by Master Lessor that Sublessor has committed (or allegedly committed) a default and/or breach under the Master Lease by permitting the early entry described in this Section 3.4. Sublessee’s indemnification and other covenants provided in this Section 3.4 shall survive the expiration or termination of this Sublease.
     4. Use; “As Is” Condition; Furniture.
          4.1 Use. Sublessee shall use the Subleased Premises for any legal use permitted under the Master Lease. Sublessee acknowledges that it is thoroughly familiar with the condition of the Subleased Premises, and Sublessee agrees that it is subleasing the Subleased Premises on an “AS IS”, “WHERE IS” basis, subject to all latent or patent defects, without any representation or warranty by Sublessor or Master Lessor or their respective employees or agents as to the condition of the Subleased Premises or their fitness for Sublessee’s use, except as otherwise set forth in this Sublease, and subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Subleased Premises, and any easements, covenants or restrictions of record. Sublessee acknowledges that Sublessor and Master Lessor and their respective employees or agents have not made any representations or warranties that the Subleased Premises comply with applicable law, ordinance, rule, regulation or covenant or restriction of record (collectively, “Applicable Requirements”), including, but not limited to, the Americans With Disabilities Act, as amended (“ADA”), or any laws relating to earthquake or other life/safety matters or Hazardous Substances (as defined below), except as set forth in this Sublease. The parties hereto agree that the plans attached hereto as Exhibit B accurately reflect all Alterations (as defined below) in the Subleased Premises existing as of the date hereof (collectively, the “Existing Alterations”). Sublessor hereby assigns all of its right, title and interest under any warranties with respect to the Building and/or such Building’s systems and which are then in effect and which by their terms may be assigned without the consent of the counterparty thereto (collectively, “Building Warranties”). The assignment of the Building Warranties is conditioned on this Sublease being in full force and effect and that upon expiration or termination of this Sublease, the conditional assignment shall terminate automatically and Sublessee shall not have any further right, title or interest in the Building Warranties.
          4.2 Alterations. Sublessee shall obtain both Sublessor’s and Master Lessor’s prior written consent to the architect and contractor engaged by Sublessee to perform work in or about the Subleased Premises, which consent Sublessor shall not unreasonably withhold. Sublessor agrees that it shall not charge Sublessee any supervisory fee with respect to any alterations, additions or improvements (collectively, “Alterations”) that Sublessee makes to the Subleased Premises, other than any supervisory fee that Master Lessor charges Sublessor with respect thereto (which charge Sublessee shall pay Sublessor as Additional Rent (as defined below) hereunder). Except as modified by this Section, Sublessee shall strictly comply with all obligations of Section 6 of the Master Lease, as incorporated by reference herein. Notwithstanding anything to the contrary contained in this Sublease, (a) if so required in writing by Master Lessor, Sublessee shall remove all Alterations made by or on behalf of Sublessee in or to the Subleased Premises (whether or not Sublessor’s consent was required hereunder) at expiration or termination of this Sublease and restore the Subleased Premises to the condition shown on Exhibit B hereto, ordinary wear and tear and damage caused by Sublessor excepted, all at Sublessee’s sole cost and expense, and (b) Sublessee shall not be required to obtain Sublessor’s consent (but shall still be required to obtain Master Lessor’s consent, if applicable) to any Alteration to the Subleased Premises if (i) (A) the total cost (including soft costs) for such Alteration does not exceed Twenty Thousand Dollars ($20,000), (B) such Alteration does not affect the foundation, roof or any structural component of the Building, (C) such Alteration does not materially affect the Building’s mechanical, electrical, plumbing or life safety systems, and (D) Sublessee provides Sublessor with not fewer than ten (10) days’ prior written notice of Sublessee’s construction or installation of such Alteration, or (ii) if Master Lessor consents in writing to the Alterations in question and agrees that it need not be removed at the end of the term of the Master Lease. Sublessee shall furnish to Sublessor copies of all permits and plans and specifications for all Alterations made by or for Sublessee to the Subleased Premises, whether or not Sublessor’s consent thereto is required hereunder. Sublessee shall pay, when due, all Claims for labor or materials furnished or alleged to have been furnished to or for Sublessee at or for use on the Subleased Premises. If any mechanic’s lien is recorded for work claimed to have been done for, or on behalf of, or for materials claimed to be furnished to or for Sublessee, then Sublessee shall, at its expense, immediately discharge such lien, by bond or otherwise, on demand of Sublessor.
          4.3 Repair and Maintenance. Subject to the provisions of Sections 6.3(c) and 8 below, the parties hereto agree that Sublessor shall have no obligation to Sublessee, in any manner whatsoever, to repair and/or maintain the Subleased Premises or the Building, or any portion thereof or the contents therein (including, without limitation, the Personal Property, as defined below). Sublessee shall strictly comply with all other obligations of Section 7 of the Master Lease, as incorporated by reference herein.
          4.4 License for Personal Property and Infrastructure Systems. Sublessor hereby grants Sublessee a license to use in the Subleased Premises during the Term, (i) all cubicle systems, work stations, furniture, trade fixtures, equipment, art work, cabling, cafeteria and gym equipment, security systems (including card access, camera and intrusion systems, the “Security Systems”), and other personal property owned by Sublessor and located in the Subleased Premises as of the date hereof, including without limitation, those items described in Exhibit C attached hereto (collectively, the “Personal Property”), and (ii) all generators, uninterruptible power systems (UPS), heating, ventilation and air conditioning systems (HVAC), and data center systems and controls, located in the Subleased Premises (collectively, the “Infrastructure Systems”), and subject to the terms and conditions set forth below:
          (a) The parties shall jointly conduct a walk-through inspection of the Personal Property (and photograph such Personal Property, if needed), and note on Exhibit C any pre-existing damage or defective conditions in the Personal Property.
          (b) SUBLESSEE ACCEPTS THE PERSONAL PROPERTY AND THE INFRASTRUCTURE SYSTEMS IN THEIR “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS AND WITHOUT WARRANTIES, EXPRESS OR IMPLIED. SUBLESSOR DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUBLESSEE EXPRESSLY ASSUMES ALL RISK AND RESPONSIBILITY FOR ANY DEFECTS (INCLUDING LATENT DEFECTS) IN THE PERSONAL PROPERTY AND THE INFRASTRUCTURE SYSTEMS.
          (c) Except for pre-existing damage or defective conditions to the Personal Property (as mutually agreed by Sublessor and Sublessee), Sublessee shall maintain the Personal Property and the Infrastructure Systems, and all portions thereof, in good condition and repair throughout the Term. Upon the expiration or earlier termination of this Sublease but subject to Section 4.2(f) below, Sublessee shall surrender the Personal Property and the Infrastructure Systems in the same condition as received, ordinary wear and tear excepted. Except for pre-existing damage or defective conditions to the Personal Property (as mutually agreed by Sublessor and Sublessee) but subject to Section 4.2(f) below, Sublessee shall reimburse Sublessor, as Additional Rent, for the reasonable cost of repairing any damage to the Personal Property and the Infrastructure Systems, ordinary wear and tear excepted.
          (d) Sublessee shall keep the Personal Property and the Infrastructure Systems free from any liens arising out of work performed, materials furnished or obligations incurred by Sublessee.
          (e) Sublessee shall be permitted to remove the Personal Property from the Subleased Premises; provided, however, Sublessee shall not transfer its right to use the Personal Property or dispose of any of the same, without obtaining the prior written consent of Sublessor, and shall comply with Sublessor’s reasonable instructions regarding such transfer or disposition. Sublessee shall not be permitted to remove the Infrastructure Systems or any portion thereof from its location in the Building, without obtaining the prior written consent of Sublessor, which consent shall not be unreasonably withheld.
          (f) Provided that this Sublease has not been terminated in accordance with the terms and conditions contained herein and Sublessee has not surrendered the Personal Property in accordance with Section 32 below, on the Expiration Date, Sublessee shall purchase the Personal Property on an “AS IS”, “WHERE IS” basis with all faults and without warranties, express or implied, for the sum of One Dollar ($1.00), pursuant to a bill of sale in a form mutually agreeable to the parties.
          4.5 Warranted Systems. Sublessor hereby represents and warrants to Sublessee that (i) the Infrastructure Systems, (ii) the kitchen equipment, and (iii) the central processors and transponders of the Security Systems in the Building (collectively, the “Warranted Systems”) are in good working condition as of the Commencement Date. The foregoing representation and warranty of Sublessor (collectively, the “IS Warranty”) shall expire sixty (60) days after the Commencement Date (the “IS Warranty Period”). In the event of a breach of the IS Warranty (i.e., Sublessee determines during the IS Warranty Period that any of the Warranted Systems is not in good working condition as of the Commencement Date), then Sublessee’s sole remedy shall be to provide Sublessor with written notice (the “Repair Notice”) describing (in reasonable detail) the Warranted System(s) that is (are) not in good working condition. Provided that (a) Sublessor receives the Repair Notice prior to expiration of the IS Warranty Period, and (b) Sublessee has not modified or otherwise altered the Warranted System this is the subject of the Repair Notice (without having first obtained Sublessor’s prior written consent to such modification or alteration pursuant to Section 4.2 above), Sublessor shall promptly cause, at Sublessor’s expense, the Warranted System(s) identified in the Repair Notice to be put into good working condition. In no event shall Sublessee be permitted to offset or withhold rent due to Sublessor hereunder in the event of a breach by Sublessor of the IS Warranty or any other obligation of Sublessor under this Sublease, including without limitation, this Section 4.5.
     5. Rent; Security Deposit.
          5.1 Base Rent.
          (a) The base rent (“Base Rent”) to be paid by Sublessee to Sublessor under this Sublease is intended to be absolutely triple net. Subject to Section 5.1(b) below, beginning on July 1, 2006 (the “Rent Commencement Date”) and continuing during the Term, Sublessee shall pay to Sublessor monthly Base Rent for the Subleased Premises, payable in advance on the first (1st) day of each month in accordance with the following schedule (“Base Rent Schedule”):

Time Period from		Monthly Installment
Rent		of
Commencement	Monthly Base Rent	Base Rent
Date	Rate Per RSF	(Bldg 3)
Months 1-12	$ 0.65	$ 39,083.20
Months 13-24	$ 0.69	$ 41,488.32
Months 25-36	$ 0.73	$ 43,893.44
Months 37-48	$ 0.77	$ 46,298.56
Months 49-61	$ 0.81	$ 48,703.68
          (b) Notwithstanding the foregoing, Sublessee shall pay to Sublessor, upon execution of this Sublease, the sum of Thirty-Nine Thousand Eighty-Three Dollars and Twenty Cents ($39,083.20), as prepaid Base Rent for the first (1st) full month of the Term that Base Rent is due hereunder (i.e., the month of July 2006).
          (c) If the Term commences on a day other than the first (1st) day of a calendar month or ends on a day other than the last day of a calendar month, Base Rent for the first and/or last fractional month of the Term shall be prorated on the actual number of days elapsed in such month.
          5.2 Additional Rent. Sublessee shall pay as additional rent (“Additional Rent”), within twenty (20) days after demand therefor, all sums or other charges required to be paid by Sublessee under this Sublease. During the Term, Sublessee shall pay to Sublessor all sums or other charges required to be paid by Sublessor, as tenant, to Master Lessor under the Master Lease, including without limitation, (a) all Real Property Taxes, insurance premiums and common area expenses required to be paid to Master Lessor thereunder (collectively, “Operating Expense Payments”, and which shall include expenses relating to the Parking Areas and Outdoor Areas, as such terms are defined below), (b) all “Additional Rent” (as defined in the Master Lease) due from Sublessor, as tenant, to Master Lessor under Paragraphs 4.D.(a) and (b) of the Master Lease, and (c) the management fee charged by Master Lessor to Sublessor under the Master Lease, but expressly excluding (i) any “Basic Rent” due from Sublessor, as tenant, to Master Lessor under the Master Lease, and (ii) any late charges, default interest and other penalties due from Sublessor, as tenant, to Master Lessor under the Master Lease provided the same are not caused by the default or breach of any of Sublessee’s obligations contained in this Sublease. Sublessor shall not charge Subtenant a management fee with regard to the Building, other than the management fees charged by Master Lessor under the Master Lease. Notwithstanding the foregoing, Sublessee’s obligation to pay Operating Expense Payments for the Subleased Premises shall be tolled until the earlier of (x) such time as twenty-five (25) or more employees of Sublessee occupy any portion of the Building, or (y) the Commencement Date. Moreover, Sublessee agrees to pay its proportionate share of any costs and expenses incurred by Sublessor for (A) any insurance obtained by Sublessor pursuant to Section 55 of the Master Lease, (B) repair or maintenance of the central courtyard, and (C) repair, maintenance, replacement or new construction of improvements in such central courtyard, within twenty (20) days after written demand therefor (which written demand shall contain documentation in reasonable detail evidencing the costs and expenses incurred by Sublessor); provided, however, that Sublessee shall have no obligation to reimburse Sublesssor for any (aa) replacement of an existing improvement in the central courtyard, or (bb) construction or installation of any new improvement in the central courtyard, if Sublessor had not first obtained Sublessee’s written approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed by Sublessee. Sublessor shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent. Base Rent and Additional Rent are hereinafter sometimes referred to collectively as “Rent.”
          5.3 Payment of Rent. Rent shall be paid to Sublessor, without deduction, demand, recoupment, offset or counterclaim, in lawful money of the United States of America, at Maxtor Corporation, 333 South Street, Shrewsbury, MA 01545, Attn: Gary Leblanc, or to such other person or at such other place as Sublessor may from time to time designate in writing.
          5.4 Security Deposit; Letter of Credit.
          (a) Upon execution of this Sublease, Sublessee shall deliver to Sublessor a clean, unconditional, irrevocable, transferable letter of credit in the amount of Six Hundred Ninety-Four Thousand Thirty-Four Dollars and Ninety-Seven Cents ($694,034.97). (the “Letter of Credit”), in form and issued by a financial institution (“Issuer”) satisfactory to Sublessor in its sole discretion, which Letter of Credit (and all sums drawn by Sublessor thereunder) shall constitute a security deposit to secure Sublessse’s obligations under this Sublease and the other Subleases (the “Security Deposit”). Sublessee hereby grants to Sublessor a security interest in the Letter of Credit and all proceeds, replacements and modifications thereof to secure Sublessee’s obligations herein, including without limitation, the obligation to pay Rent, perform its insurance and indemnity obligation and to maintain and restore the Subleased Premises. The Letter of Credit shall permit partial draws, and provide that draws thereunder will be honored upon receipt by Issuer (at its offices in San Francisco, California or such other location that Sublessor shall approve in its sole discretion) of the original or a certified copy of the Letter of Credit accompanied by a written statement signed by Sublessor or its authorized agent stating that Sublessor is entitled to draw on the Letter of Credit pursuant to the terms of this Sublease. The Letter of Credit shall have an expiration period of one (1) year from the date of issuance but shall provide that it will automatically renew by its terms to a date which is sixty (60) days following the Expiration Date of the Building 6 Sublease unless affirmatively cancelled by Issuer following not fewer than sixty (60) days prior written notice of such expiration or cancellation from Issuer to Sublessor. Sublessor shall be entitled to draw the Letter of Credit in part or in full. All costs and expenses related to the Letter of Credit, including any transfer fees, shall be paid by Sublessee.
     (b) Sublessor shall hold the Security Deposit as security for the full and faithful performance by Sublessee of its covenants and obligations under this Sublease and the other Subleases. If Sublessee defaults in the full and timely performance of any or all of Sublessee’s covenants and obligations under this Sublease or any of the other Subleases, then Sublessor may, from time to time, without waiving any other remedy available to Sublessor, use the Security Deposit, or any portion thereof, to the extent necessary to cure or remedy the default or to compensate Sublessor for all or any part of the damages sustained by Sublessor resulting from Sublessee’s default. Sublessee shall pay to Sublessor within ten (10) business days after receipt of demand, the amount so applied in order to restore the Security Deposit to its original amount.

Sublessor shall not be required to keep the Security Deposit separate from its general accounts and no trust relationship is created between Sublessor and Sublessee with respect to the Security Deposit. If Sublessee performs all of its obligations hereunder and under all of the other Subleases, the Security Deposit, or so much thereof as has not theretofore been applied by Sublessor, shall be returned to Sublessee, without interest or other increment for its use, at the Expiration Date and after Sublessee has vacated the entire Subleased Premises. Sublessee’s failure to provide and keep the Letter of Credit in full force and effect and otherwise in accordance with the terms of this Section 5.4 shall constitute a default of this Sublease and the other Subleases.
     6. Master Lease.
          6.1 Subject to Master Lease. This Sublease is and shall at all times be subject and subordinate to the Master Lease attached hereto as Exhibit D, and every provision thereof. Sublessee acknowledges that (a) Sublessee’s use and enjoyment of the Subleased Premises are subject to the rights of Master Lessor pursuant to the Master Lease, and (b) Sublessee has reviewed a copy of each Master Lease and is fully familiar with the provisions thereof. Sublessor represents and warrants that (i) the copy of the Master Lease attached hereto as Exhibit D is a true and complete copy of the Master Lease and all amendments, modifications, written side letter agreements and recorded memoranda of leases with respect thereto, (ii) Sublessor has not already assigned its interest in the Master Lease or sublet any of the Subleased Premises, and (iii) as of the date hereof, the Master Lease is in full force and effect and no defaults exist on the part of Sublessor or, to the best of Sublessor’s knowledge, Master Lessor under the terms of the Master Lease. Sublessor shall not assign, terminate or amend the Master Lease (or the Building 5 Master Lease provided that Sublesssee’s ROFO is in full force and effect) without the prior written consent of Sublessee, which consent may be withheld in Sublessee’s sole discretion.
          6.2 No Violation of Master Lease. Neither Sublessor nor Sublessee shall commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease. If a Master Lease terminates, this Sublease shall terminate as to the portion of the Subleased Premises covered thereby and the parties shall be relieved of any further liability or obligation under this Sublease with respect thereto; provided, however, that if the Master Lease terminates as a result of a default or breach by either Sublessor or Sublessee under this Sublease and subject to Section 13 of this Sublease, then the defaulting party shall be liable to the other party for the damage suffered as a result of such termination. Furthermore, Sublessor agrees not to voluntarily terminate the Master Lease without the written consent of Sublessee, which consent shall not be unreasonably withheld, conditioned or delayed.
          6.3 Incorporation of Master Lease.
          (a) Subject to and in accordance with the exceptions, qualifications and modifications set forth below and elsewhere in this Sublease, all the provisions of the Master Lease, as set forth in Exhibit D hereto, are hereby incorporated by reference and made a part of this Sublease, and to the extent that such provisions impose obligations or duties on Sublessor as tenant under the Master Lease and are incorporated by reference into the terms of this Sublease, Sublessee does hereby expressly assume and agree with Sublessor to perform and to comply with such obligations and duties of Sublessor as tenant thereunder, as the same accrue on and after the Commencement Date, subject to the provisions of Sections 3.3 and 3.4 above. In the event of any conflict between any provision of the Master Lease incorporated herein and a provision contained in this Sublease, the provision contained in this Sublease shall prevail.
          (b) Except as otherwise expressly provided herein and except for those provisions that are not incorporated into this Sublease, the term “Landlord” (and similar terms) as used in the Master Lease shall mean “Sublessor” hereunder; the term “Tenant” (and similar terms) as used in the Master Lease shall mean “Sublessee” hereunder; the term “Premises” (and similar terms) as used in the Master Lease shall mean “Subleased Premises” hereunder; and the term “Lease” as used in the Master Lease shall mean this “Sublease”.
          (c) Sublessor shall have no obligation to operate or maintain (i) the Building or any other premises covered by the Master Lease, (ii) any common areas in the Building or any other premises covered by the Master Lease, or (iii) provide any Building services or utilities. With respect to all services to be performed or provided by Master Lessor under the Master Lease, Sublessor’s sole obligation shall be to exercise commercially reasonable efforts (without litigation or the threat thereof) to require Master Lessor to comply with its obligations to perform or provide such services under the Master Lease, including promptly notifying Master Lessor of its nonperformance if so requested by Sublessee in writing.
          (d) Notwithstanding anything to the contrary contained herein, in no event shall Sublessor be deemed to be in default under this Sublease or liable to Sublessee for any failure of Master Lessor to perform its obligations under the Master Lease. Wherever the Master Lease requires the consent of the landlord be obtained, both Master Lessor’s consent and Sublessor’s consent shall be required and the standard for such consent by Sublessor shall be a consent not unreasonably withheld or delayed. For the avoidance of doubt, Sublessee shall be required to obtain both Sublessor’s and Master Lessor’s consent for (i) any assignment or sub-subletting of the Subleased Premises (provided that Sublessor’s consent shall not be required for assignments to entities controlled by or under common control with Sublessee if Sublessee is not released from its obligations under this Sublease), or (ii) any Alterations to the Subleased Premises or any portion thereof, in accordance with the provisions of the Master Lease, as incorporated be referenced herein, but subject to the terms and conditions contained in Section 4.2 above.
          6.4 Exclusions from Master Lease. Sublessor and Sublessee expressly agree that the following provisions of the Master Lease are not incorporated in this Sublease: the first full paragraph of the Master Lease; Sections 2, 4.A and 4.B; Sections 4.E and 4.F; the first two sentences of Section 5; the seventh sentence of Section 6; the first sentence of Section 9; the first sentence of Section 12; Sections 13 and 23; the term “Landlord” in the first and second sentences of Section 21, the second paragraph of Section 22 and in Section 27 shall be replaced with “Master Lessor”; Sections 29, 31, 34, 36, 38.G, 39 through 44 (inclusive), 45 through 51 (inclusive), 52.A through D (inclusive); the term “Landlord” in Section 53 shall be replaced with “Master Lessor” and all references to extension rights or periods in such Section 53 shall be deleted (i.e., not incorporated by reference into this Sublease); Sections 55, 62, 63, 64 and 65; the term “for lease” in Section 59(ii) shall be replaced with “for sublease”; Sections 1 through 5 (inclusive), Sections 8, 9, 11, 12, 14, 17, 18 and 19 of Amendment No. 1 to Lease; and all of Amendment No. 2 to Lease.

          6.5 Time for Notices and Demands. Whenever in the Master Lease a time is specified for the giving of any notice or the making of any demand by the tenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting five (5) days thereto (unless the time specified is less than five (5) days in which event two (2) business days shall be subtracted thereto instead); and whenever in the Master Lease a time is specified for the giving of any notice or the making of any demand by the landlord thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding five (5) days if such notice, request or demand of the landlord thereunder relates to any subject other than the payment of fixed annual rent or additional rent under the Master Lease (unless the time specified is less than five (5) days in which event two (2) business days shall be added thereto instead). Whenever in the Master Lease a time is specified within which the tenant thereunder must give notice or make a demand following an event, or within which the tenant thereunder must respond to any notice, request or demand previously given or made by the landlord thereunder, or to comply with any obligation on the tenant’s part thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting five (5) days if the same shall relate to any obligation other than the payment of fixed annual rent or additional rent under the Master Lease or under this Sublease (unless the time specified is less than five (5) days in which event two (2) business days shall be subtracted thereto instead). Wherever in the Master Lease a time is specified within which the landlord thereunder must give notice or make a demand following an event, or within which the landlord thereunder must respond to any notice, request or demand previously given or made by the tenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding five (5) days thereto (unless the time specified is less than five (5) days in which event two (2) business days shall be added thereto instead). It is the purpose and intent of the foregoing provisions, among other things, to provide Sublessor with time within which to transmit to the Master Lessor any notices or demands received from Sublessee and to transmit to Sublessee any notices or demands received from the Master Lessor.
          6.6 Options to Extend Under Master Lease; Amendment to Sublease. In the event that (a) Sublessee notifies Sublessor in writing that Sublessee is actively negotiating a direct lease with Master Lessor (“Direct Lease”) with regard to the Subleased Premises for a term commencing immediately after the Expiration Date, and (b) provided that Sublessee is not then in default under this Sublease, then Sublessor agrees that it will not exercise its Option to Extend with regard to the Subleased Premises until such time as Sublessee notifies Sublessor in writing that it is no longer negotiating a Direct Lease with Master Lessor for the Subleased Premises. Sublessee hereby agrees to respond (in the affirmative or negative), from time to time, within ten (10) business days of its receipt of a written inquiry from Sublessor requesting that Sublessee confirm that Sublessee is or is not actively negotiating a Direct Lease with Master Lessor. In the event that Sublessee and Master Lessor execute and deliver a Direct Lease for the Subleased Premises, with a term commencing immediately after the Expiration Date, then (1) Sublessor shall agree to amend the Master Lease to delete its Options to Extend thereunder, and (2) Sublessor and Sublessee shall execute and deliver an amendment to this Sublease providing: (I) the Expiration Date for the Building shall be extended to be co-terminus with the expiration date of the Master Lease; (II) Sublessee shall assume the obligations of Sublessor under the Master Lease to remove any Alterations to the applicable Building that Master Lessor requires be removed and to restore the same in accordance with the terms of the Master Lease (collectively, the “Restoration Obligations”); and (III) Sublessee shall indemnify, defend and hold harmless Sublessor and the Sublessor Indemnitees from and against all Claims related to the Restoration

Obligations assumed by Sublessee. In the event that Sublessee executes a Direct Lease with Master Lessor for the Subleased Premises, then Sublessor agrees to execute a quitclaim deed with respect thereto for delivery and recordation at expiration or termination of the Master Lease.
     7. Sublessee’s Insurance. Notwithstanding anything to the contrary contained in the Master Lease, Sublessee, at its sole cost and expense, shall keep in force at all times during the Term a policy of commercial general liability insurance with combined single limit coverage of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate for bodily injury and property damage occurring in, on or about the Subleased Premises, including parking and landscaped areas. All insured policies required to be maintained by Sublessee hereunder shall name Sublessor and Master Lessor as additional insureds. Except as modified by this Section, Sublessee shall strictly comply with all other obligations under Section 10 of the Master Lease, as incorporated by reference herein.
     8. Casualty; Condemnation.
          (a) In the event that Sublessor’s interest as tenant under the Master Lease is terminated by reason of damage or destruction, condemnation, or any other reason, then this Sublease shall terminate as to Sublessor’s interest therein only (and not as to all Sublessor interests under the Master Lease) on the same date as the termination of such interest, without liability of Sublessor to Sublessee, and Sublessee shall not be entitled to any insurance proceeds or other remuneration from Sublessor except for insurance proceeds from insurance policies purchased by Sublessee for its own personal property. Sublessor agrees to give written notice to Sublessee promptly should Sublessor’s interest in any portion of the Subleased Premises be terminated, or be threatened to be terminated, under the Master Lease. Sublessor shall not terminate the Master Lease due to a casualty or condemnation without the prior written consent of Sublessee, which consent may be withheld in Sublessee’s sole and absolute discretion.
          (b) If the Subleased Premises or any portion thereof is damaged by fire or other casualty, and if the Master Lease is not terminated, then:
               (i) This Sublease shall continue in full force and effect;
               (ii) Sublessor shall have no obligation to repair or restore the damaged space;
               (iii) Sublessor shall use commercially reasonable efforts (without litigation or the threat thereof), as set forth in Section 6.3(c) above, to cause Master Lessor to perform the repairs which Master Lessor is required to perform under the Master Lease; provided that Sublessor shall not be liable for any damages, nor shall Rent due hereunder be abated, nor shall Sublessee be relieved from the performance of any term or covenant hereunder, nor shall Sublessee be deemed to have been evicted, due to any aspect of the repair and restoration of the damaged space (including without limitation any delay of such repair and restoration), except to the extent so abated, relieved or evicted under the Master Lease; and
               (iv) There shall be no reduction or abatement of Rent for any period during which Sublessee is unable to use the affected portion of the Subleased Premises, in whole or part, due to damage or destruction of the same or the Building, unless Sublessor actually receives a reduction or abatement of rent under the Master Lease.
          (c) In the event eminent domain or condemnation is instituted against the Subleased Premises or any portion thereof, and the Master Lease is terminated with respect to all or a portion of the Subleased Premises as a result thereof pursuant to the Master Lease, (i) this Sublease shall terminate as of the date the Master Lease terminates with respect to such portion of the Subleased Premises without any liability on the part of Sublessor to Sublessee, and Sublessee shall not be entitled to any award of damages for Sublessee’s interest in the Subleased Premises, except that Sublessee may make a claim against the condemning authority for loss of or damage to Sublessee’s trade fixtures and personal property, relocation expenses, and unamortized subtenant improvements costs that have been paid by Sublessee, and (ii) Sublessor shall have no obligation to rebuild or restore the Subleased Premises. If this Sublease is terminated as to less than all of the Subleased Premises, this Sublease shall continue in full force and effect as to the remaining portion of the Subleased Premises, except that the Base Rent payable hereunder shall be equitably reduced but only to the extent (if any) that rent applicable to the affected portion of the Subleased Premises is reduced under the Master Lease.
          (d) Sublessee expressly waives the provisions of California Civil Code Section 1932(2) and Section 1933(4). Sublessor and Sublessee expressly waive the provisions of California Code of Civil Procedure Sections 1265.120 and 1265.130.
          9. Indemnity; Hold Harmless.
          (a) Sublessor shall not be liable to Sublessee or Sublessee’s employees, agents, invitees, licensees or visitors, or to any other person, for any injury to person, or damage to or loss of property on or about the Subleased Premises or the Building arising from any cause whatsoever, except to the extent caused solely by the gross negligence or willful misconduct of Sublessor. Except to the extent caused solely by the gross negligence or willful misconduct of Sublessor, Sublessee shall indemnify, protect, defend with counsel reasonably acceptable to Sublessor and hold harmless Sublessor and Sublessor’s shareholders, directors, officers, employees, agents, affiliates, successors and assigns (collectively, “Sublessor Indemnitees”) from and against any and all Claims caused by or arising in connection with: (i) the use or occupancy of the Subleased Premises, the Building, the Infrastructure Systems and the Personal Property by Sublessee or its employees, contractors, agents, invitees, licensees, permitted sub-sublessees or assignees or permitted sublessees pursuant to Section 32 below; or (ii) the negligence or willful misconduct of Sublessee or its employees, contractors, agents, invitees, licensees or permitted sub-sublessees or assignees; or (iii) a default or breach of Sublessee’s obligations under this Sublease; or (iv) a default or breach of Sublessor’s obligations under the Master Lease to the extent caused by Sublessee’s default or breach of any of its obligations contained in this Sublease; or (v) any negligence, gross negligence or willful misconduct of Sublessee or its agents, employees, contractors, invitees, licensees, permitted sub-sublessees or assignees or permitted sublessees pursuant to Section 32 below in, on or about the Subleased Premises or the Building; or (vi) any failure of Sublessee to surrender the Subleased Premises (or any portion thereof) to Sublessor at the end of the Term hereof (or such sooner date as provided in this Sublease) or otherwise in the condition required hereunder to the extent required pursuant to the terms of this Sublease, or (vii) all Claims for labor or materials furnished or alleged to have been furnished to or for Sublessee at or for use on the Subleased Premises. Sublessee’s indemnification and other covenants provided in this Section 9 shall survive the expiration or termination of this Sublease.
          (b) Except to the extent caused solely by the gross negligence or willful misconduct of Sublessee but subject to Sections 3.3 and 3.4 above, Sublessor shall indemnify, protect, defend with counsel reasonably acceptable to Sublessee and hold harmless Sublessee and Sublessee’s shareholders, directors, officers, employees, agents, affiliates, successors and assigns (collectively, “Sublessee Indemnitees”) from and against any and all Claims caused by or arising in connection with: (i) a default or breach of Sublessor’s obligations under the Master Lease that is not caused by Sublessee’s default or breach of any of its obligations contained in this Sublease; or (ii) any negligence, gross negligence or willful misconduct of Sublessor or its agents, employees, contractors, invitees, licensees or permitted sub-sublessees or assignees in, on or about the Subleased Premises or the Building; or (iii) all Claims for labor or materials furnished or alleged to have been furnished to or for Sublessor at or for use on the Subleased Premises. Sublessor’s indemnification and other covenants provided in this Section 9 shall survive the expiration or termination of this Sublease.
     10. Utilities; System Connections; Vendors. Pursuant to Section 8 of the Master Lease, as incorporated by reference herein, Sublessee shall be responsible and shall pay directly all utilities and services furnished to the Subleased Premises, including security and janitorial services. Sublessor shall cause, at Sublessor’s expense, Infrastructure Systems and Security Systems within the Building to be separated from Infrastructure Systems and Security Systems for other buildings; and thereafter, Sublessee shall cause, at Sublessee’s expense, Infrastructure Systems and Security Systems within the Building to be reconnected (if necessary). Subject to the terms of the Master Lease and provided that Sublessee obtains both Sublessor’s and Master Lessor’s prior written consent (which consent Sublessor shall not unreasonably withhold), Sublessee shall be permitted to select its own vendors for its repair and maintenance of the Subleased Premises and for janitorial, security and other services to the Subleased Premises.
     11. Notices.
          11.1 Notices Under Sublease. All notices, consents, demands, requests and other communications from one party to the other given pursuant to the terms of this Sublease shall be in writing and shall be delivered by hand, air courier or by United States mail, certified or registered, postage prepaid, and addressed to Sublessee or Sublessor at the addresses respectively specified below or to such other place as Sublessee or Sublessor may from time to time designate in a written notice to the other. Notices shall be deemed given on the earliest of (i) receipt, (ii) one (1) business day after deposit with an courier for overnight delivery, or (iii) three (3) business days after deposit in the United States mail.

The address for
Sublessor is:	Maxtor Corporation
333 South Street
Shrewsbury, MA 01545
Attn: Gary Leblanc

with a copy to:	Maxtor Corporation
2452 Clover Basin Drive Longmont, CO 80503
Attention: General Counsel

The address for
Sublessee is:	[Prior to the Commencement Date]

SanDisk Corporation
140 Caspian Court
Sunnyvale, CA 94089
Attn: General Counsel

with a copy to:	SanDisk Corporation
140 Caspian Court
Sunnyvale, CA 94089
Attn: Edward Palma

[On and after the Commencement Date]

SanDisk Corporation
601 McCarthy Boulevard
Milpitas, CA 95035
Attn: General Counsel

with a copy to:	SanDisk Corporation
601 McCarthy Boulevard
Milpitas, CA 95035
Attn: Edward Palma
          11.2 Notices Under Master Lease. Sublessor shall promptly provide Sublessee with a copy of any notice it receives from Master Lessor relating to the Subleased Premises or the Master Lease. Sublessee shall promptly provide Sublessor with a copy of any notice it receives from Master Lessor relating to the Subleased Premises or the Master Lease.
     12. Confidentiality. Sublessee acknowledges and agrees that the terms and conditions set forth in this Sublease constitute Sublessor’s “Confidential Information” (as defined in the NDA, as defined below) and that such terms and conditions shall be subject to the Mutual Nondisclosure Agreement executed by Sublessor and Sublessee and made effective as of May 4, 2004 (the “NDA”).

     13. Limitation of Liability. Notwithstanding anything to the contrary contained in this Sublease, (a) no director, officer, shareholder, employee, adviser or agent of Sublessor or Sublessee shall be personally liable in any manner or to any extent under or in connection with this Sublease, and (b) neither Sublessor nor any of the Sublessor Indemnitees shall be responsible or liable for any consequential or punitive damages in connection with this Sublease, including, without limitation, on account of lost profits or the interruption of Sublessee’s business.
     14. Signage. Subject to the terms and conditions of the Master Lease, Sublessee, at its sole cost and expense, shall have the same signage rights as Sublessor has under the Master Lease with regard to the Building subleased to Sublessee hereunder, provided that at Sublessee’s sole cost (a) Sublessee shall obtain the prior written consent of Master Lessor thereto, (b) other than with respect to signage for Building 6, Sublessee shall obtain the prior written consent of Sublessor thereto (which consent of Sublessor shall not be unreasonably withheld), (c) Sublessee shall obtain all necessary permits and approvals from all applicable government agencies with respect thereto, (d) Sublessee shall install, maintain, repair and, to the extent required by Master Lessor, remove all signage at expiration or earlier termination of this Sublease, and (e) Sublessee shall repair all damage to the Subleased Premises caused by the removal of all signage at expiration or earlier termination of this Sublease.
     15. Brokers. Sublessor shall pay The Staubach Company any brokerage commission earned in connection with this Sublease pursuant to a separate agreement. Sublessee represents and warrants to Sublessor that no real estate broker, agent or finder negotiated or was instrumental in negotiating or representing Sublessee in the negotiation of this Sublease, other than CPS/Cushman & Wakefield. Sublessor represents and warrants to Sublessee that no real estate broker, agent or finder negotiated or was instrumental in negotiating or representing Sublessor in the negotiation of this Sublease, other than The Staubach Company. Sublessee and Sublessor shall each indemnify and hold the other harmless from and against any Claims resulting from breach of such party’s representation and warranty contained above.
     16. Counterparts. This Sublease may be executed in separate counterparts, each of which shall be an original, and all of which taken together shall constitute one and the same agreement.
     17. No Recording. Neither party hereto shall record this Sublease nor any memorandum hereof without the written consent of the other party.
     18. Curing Defaults.
     (a) If Sublessee shall be in default in the performance of any of its obligations hereunder beyond any applicable notice and cure period, Sublessor, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect (but shall not be obligated) to cure such default after the applicable cure period at any time after delivery of five (5) business days’ notice to Sublessee. Sublessee shall reimburse Sublessor, upon demand for one hundred percent (100%) of all costs and expenses paid or incurred by Sublessor in curing such default, and interest thereon from the respective dates of Sublessor’s making the payments and incurring such costs, at the lesser of (i) the prime rate announced by Bank of America

NT&SA from time to time (the “Prime Rate”) plus two percent (2%), or (ii) the maximum amount allowed by law, which sums and costs together with interest thereon shall be deemed Additional Rent payable promptly upon being billed therefor.
     (b) If Sublessor shall be in default in the performance of any of its obligations under the Master Lease beyond any applicable notice and cure period, Sublessee, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect (but shall not be obligated) to cure such default after the applicable cure period at any time after delivery of five (5) business days’ notice to Sublessor. Sublessor shall reimburse Sublessee, upon demand for one hundred percent (100%) of all costs and expenses paid or incurred by Sublessee in curing such default, and interest thereon from the respective dates of Sublessee’s making the payments and incurring such costs, at the lesser of (i) the Prime Rate plus two percent (2%), or (ii) the maximum amount allowed by law, which sums and costs together with interest thereon shall be payable promptly upon being billed therefor.
     19. Time. In all instances where Sublessee is required by the provisions of this Sublease to pay any sum of money or to do any act at a particular indicated time or within any indicated period, it is understood and agreed that TIME IS OF THE ESSENCE.
     20. Authority. The individual or individuals signing this Sublease on behalf of Sublessee or Sublessor, represent and warrant that: (i) Sublessee or Sublessor, respectively, is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of Delaware; (ii) Sublessee or Sublessor, respectively has full power and authority to enter into this Sublease and to perform its obligations under this Sublease; (iii) the execution, delivery and performance of this Sublease by Sublessee or Sublessor have been duly and validly authorized by all necessary corporate action on the part of Sublessee or Sublessor and all required consents and approvals have been duly obtained; and (iv) this Sublease is a legal, valid and binding obligation of Sublessee or Sublessor, respectively, enforceable against Sublessee or Sublessor, respectively in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
     21. Attorneys’ Fees. If as a result of any breach or default on the part of Sublessee under this Sublease, Sublessor uses the services of an attorney in order to secure compliance with this Sublease, Sublessee shall reimburse Sublessor upon demand as Additional Rent for any and all reasonable attorneys’ fees and expenses incurred by Sublessor, whether or not formal legal proceedings are instituted. Should either party bring an action against the other party, by reason of or alleging the failure of the other party to comply with any or all of its obligations hereunder, whether for declaratory or other relief, then the party which prevails in such action shall be entitled to its reasonable attorneys’ fees and expenses related to such action, in addition to all other recovery or relief. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action, irrespective of whether such action is prosecuted to judgment. Attorneys’ fees shall include, without limitation, fees incurred in discovery, contempt proceedings, and bankruptcy litigation. The non-prevailing party shall also pay the reasonable attorneys’ fees and costs incurred by the prevailing party in any post-judgment proceedings to collect and enforce the judgment. The covenant in the preceding sentence is separate and several and shall survive the merger of this provision into any judgment on this Sublease.
     22. Successors. The terms, covenants and conditions of this Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective successors, and except as otherwise provided, their assigns.
     23. Remedies; Cross-Defaults. Sublessor shall have the right, upon Sublessee’s default hereunder, in addition to the remedies set forth in this Sublease, to exercise against Sublessee any and all of the rights and remedies described in the Master Lease as available to Master Lessor in the event of a default by the tenant under the Master Lease. Moreover, any default by Sublessee of any of its obligations or duties under any Sublease shall constitute a default by Sublessee under all of the Subleases.
     24. Not Offer. The submission of this Sublease for review or signature by Sublessee shall not constitute an offer or option to sublease the Subleased Premises, nor shall this Sublease be effective as a sublease or otherwise until both parties execute and deliver execution counterparts of this Sublease and Master Lessor approves this Sublease in writing.
     25. Construction. This Sublease is the result of negotiations between the parties and their respective attorneys and shall be construed in an even and fair manner, regardless of the party who drafted this Sublease or any provision hereof. The headings or captions of sections in this Sublease are for convenience and reference only, and in no way define, limit, or describe the scope or intent of this Sublease or the provisions of such sections. The term “including” shall mean “including, but not limited to.”
     26. Entire Agreement; Amendment; Severability. Sublessor and Sublessee hereby agree to mutually terminate that certain Sublease dated as of November 30, 2005 with respect to the Buildings (as amended, the “Prior Sublease”). Sublessor and Sublessee hereby also agree that, notwithstanding the terms of the Prior Sublease, all covenants, duties, obligations and indemnities contained in the Prior Sublease shall not survive the termination thereof. There are no oral agreements between Sublessor and Sublessee affecting this Sublease, and this Sublease (along with the NDA) supersedes and cancels any and all prior negotiations, arrangements, correspondence, communications, agreements and understandings, if any, whether oral or written, between Sublessor and Sublessee with respect to the subject matter of this Sublease (including the Prior Sublease), and none of the foregoing shall be used to construe this Sublease. No amendment or modification of this Sublease shall be binding or valid unless expressed in writing and executed and delivered by Sublessor and Sublessee. If any one or more of the provisions contained in this Sublease shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.
     27. Right of First Offer.
          27.1 Right of First Offer. During the Term, Sublessee shall have a right of first offer (“ROFO”) to sublease all of Building 5, containing approximately 94,484 rentable square feet, if and when Building 5 becomes Available (as defined below) and subject to Sublessor’s obtaining Master Lessor’s consent thereto in the Sublease Consent or another writing. As used in this Sublease, “Available” shall mean that the entire Building 5 is then offered in the marketplace to the public at large for rent, free and clear of all claims and rights of other parties, and Building 5 shall be deemed not to be or not to have become “Available” if as to Building 5 there is a lease, lease option or option or other right of extension, renewal, expansion, refusal, negotiation or similar or other right, pursuant to any lease, sublease or written agreement in existence, with respect to any portion of Building 5, on or before July 1, 2006, including any option or right of extension or renewal thereof in existence on or before July 1, 2006 (and any subsequent exercise thereof). Sublessor will notify Sublessee in writing (“Sublessor’s Notice”) if the entire Building 5 (and not less than all of Building 5) becomes Available, which Sublessor’s Notice shall include, but not be limited to, (a) the date that Sublessor anticipates that Building 5 will become Available, and (b) Sublessor’s proposed terms and conditions for subleasing Building 5, including any subtenant improvement allowance that Sublessor shall provide. Sublessee shall have fifteen (15) days following Sublessor’s delivery of Sublessor’s Notice (“Election Notice Period”) to provide Sublessor irrevocable written notice (“Election Notice”) of Sublessee’s election to exercise its ROFO on the exact same terms and conditions as contained in Sublessor’s Notice. If Sublessee fails to deliver the Election Notice to Sublessor within the Election Notice Period or if Sublessee declines to exercise its ROFO, then Sublessee’s ROFO shall be null and void and at any time thereafter Sublessor shall be free to sublease Building 5 to any third party on the terms and conditions contained in Sublessor’s Notice or such other term and conditions that are not less than five percent (5%) lower (on an overall economic basis) than the terms and conditions described in Sublessor’s Notice.
          27.2 Terms and Conditions. If Sublessee duly and timely delivers its Election Notice to Sublessor, then Sublessor shall prepare and Sublessee shall execute a direct sublease with respect to Building 5, subject to Sublessor’s termination right pursuant to Section 27.3 below, on the same terms and conditions as contained in the Building 6 Sublease except as follows: (a) Sublessee shall accept Building 5 in its then “As-built” and “AS IS” condition without any obligation of Sublessor to repaint, remodel, improve or alter Building 5 or any portion thereof for Sublessee’s occupancy or to provide Sublessee any allowance therefor (unless Sublessor’s Notice provides otherwise); (b) Sublessor shall deliver Building 5 to Sublessee on the date (“Delivery Date”) that is the later of (i) thirty (30) days after Sublessor regains possession of all of Building 5, and (ii) the date that Master Lessor consents to Sublessee’s subleasing of Building 5; (c) the term of Sublessee’s sublease of Building 5, and obligation to pay Rent therefor, shall commence on the Delivery Date and shall expire sixty (60) days prior to the expiration date of the Building 5 Master Lease; and (d) the Letter of Credit shall be increased by an amount to three (3) months’ Base Rent for Building 5; and (f) as otherwise expressly provided in this Section 27.
          27.3 Termination of ROFO. Upon the occurrence of any of the following events, Sublessor shall have the option, exercisable at any time prior to the commencement of the term as to Building 5, to terminate all of the provisions of this Section 27, whereupon all rights of Sublessee pursuant to the ROFO shall terminate and shall be of no further force and effect:
          (a) Sublessee’s failure to timely exercise the ROFO in strict accordance with this Section 27.

          (b) The existence at the time of exercise of the ROFO (or anytime thereafter) of a default or breach by Sublessee under this Sublease.
     28. No Solicitation. During the Term, Sublessee shall not solicit nor hire any employee of Sublessor with first obtaining the prior written consent of Sublessor, which consent may be withheld in Sublessor’s sole discretion. Sublessee hereby agrees that money damages will not be a sufficient remedy for any breach of this Section 28, such that Sublessor shall be entitled to injunctive relief, specific performance, or both as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies available at law or equity.
     29. Parking. Sublessee shall have the right to use, on an unassigned, non-exclusive basis, all parking spaces in the parking areas designated for the Building, as shown on Exhibit A hereto (the “Parking Areas”). Notwithstanding the foregoing but subject to Applicable Requirements (including those relating to handicap parking), Sublessor agrees to use commercially reasonable efforts to ensure that its employees, agents, contractors and invitees do not park in a reasonable number of “visitors” parking spaces that shall be designated by Sublessee in front of Building 3. The use of the Parking Areas shall be subject to, and is conditioned upon, compliance by Sublessee with all rules and regulations governing the Parking Areas promulgated by Master Lessor or Sublessor from time to time (and Sublessee shall cause all of its employees, agents, contractors and invitees to comply with the same).
     30. Outdoor Areas. Sublessee shall have the right to use, on a non-exclusive basis, the outdoor sunken amphitheatre, basketball and volleyball courts, seating and lawn areas and other outdoor areas associated with the Buildings (collectively, the “Outdoor Areas”). The use of the Outdoor Areas shall be subject to, and is conditioned upon, compliance by Sublessee with all rules and regulations governing the Outdoor Areas promulgated by Master Lessor or Sublessor from time to time (and Sublessee shall cause all of its employees, agents, contractors and invitees to comply with the same). In the event that Sublessee desires to reserve an Outdoor Area for its exclusive use (a “Reservation”), it may do so subject to the following requirements: (a) Sublessee shall deliver to Sublessor written notice specifying which Outdoor Area it proposes to reserve and the date and time of the proposed Reservation at least fifteen (15) days’ prior to the proposed Reservation date; (b) Sublessee shall not be permitted to reserve an Outdoor Area if Sublessor or Master Lessor intends to use such Outdoor Area (or any portion thereof) during the proposed Reservation period; (c) Sublessee shall not be permitted to reserve an Outdoor Area for longer than a twenty-four (24) hour period (unless otherwise approved in writing by Sublessor which approval shall not be unreasonably withheld, conditioned or delayed); (d) Sublessee shall set up and clean up the Outdoor Area at Sublessee’s sole cost; and (e) Sublessee shall comply with all rules and regulations governing the Outdoor Areas promulgated by Master Lessor or Sublessor from time to time, including without limitation, any requirement by Sublessor that Sublessee obtain additional insurance or provide Sublessor with additional indemnities in connection with any alcoholic beverages served by or for Sublessee in or around the Outdoor Area.
     31. Hazardous Substances.

          31.1 Definitions. As used in this Sublease, the term “Hazardous Substance” shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Subleased Premises, is: (i) potentially injurious to the public health, safety or welfare, the environment or the Subleased Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Sublessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, PCB’s, hydrocarbons, petroleum, gasoline, asbestos and/or crude oil or any products, by-products or fractions thereof. As used in this Sublease, the term “Reportable Use” shall mean (i) the installation or use of any above ground storage tank, (ii) the generation, possession, storage, use, transportation, release or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Subleased Premises of a Hazardous Substance with respect to which any Applicable Requirement requires that a notice be given to persons entering or occupying the Subleased Premises or neighboring properties.
          31.2 Reportable Uses and Hazardous Substances Require Consent. Except as expressly provided below and subject to the Master Lease, Sublessee shall not engage in any activity in or on the Subleased Premises which constitutes a Reportable Use of Hazardous Substances, nor shall Sublessee generate, possess, store, use, release or dispose of any Hazardous Substances in, on, under or about the Subleased Premises or the Building, without the express prior written consent of both Sublessor and Master Lessor (which consent Sublessor shall not unreasonably withhold), and Sublessee’s timely compliance (at Sublessee’s expense) with all Applicable Requirements.
          31.3 Duty to Inform Sublessor. If Sublessee knows that a Hazardous Substance has come or may have come to be located in, on, under or about the Subleased Premises, Sublessee shall immediately give written notice of such fact to Sublessor, and provide Sublessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.
          31.4 Sublessee Remediation. Sublessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Subleased Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Sublessee’s sole cost and expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Subleased Premises or neighboring properties, that was caused or materially contributed to by Sublessee, or pertaining to or involving any Hazardous Substance brought onto or released in, on or under the Subleased Premises the Subleased Premises by or for Sublessee or Sublessee’s employees, contractors, agents, invitees, licensees or permitted sub-sublessees or assignees. Sublessee shall be solely responsible for the remediation of any condition concerning any Hazardous Substance brought onto or released in, on or under the Subleased Premises by or for Sublessee or Sublessee’s employees, contractors, agents, invitees, licensees or permitted sub-sublessees or assignees.

          31.5 Investigations and Remediations. Sublessee shall have responsibility and shall pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances brought onto or released in, on or under the Subleased Premises by or for Sublessee or Sublessee’s employees, contractors, agents, invitees, licensees or permitted sub-sublessees or assignees. Sublessee shall cooperate fully in any such activities at the request of Sublessor or Master Lessor, including allowing Sublessor and Master Lessor and their respective employees and agents to have reasonable access to the Subleased Premises at reasonable times in order to carry out any investigative and remedial actions which Sublessor or Master Lessor may elect to do.
          31.6 Sublessee’s Compliance with Applicable Requirements. Sublessee shall obtain, maintain and strictly comply with, at Sublessee’s sole cost and expense, any and all Applicable Requirements with the generation, possession, storage, use, release or disposal of any Hazardous Substance brought onto or released in, on or under the Subleased Premises by or for Sublessee or Sublessee’s employees, contractors, agents, invitees, licensees or permitted sub-sublessees or assignees. Sublessee shall, within ten (10) days after receipt of Sublessor’s or Master Lessor’s written request, provide Sublessor and Master Lessor with copies of all permits and other documents, and other information evidencing Sublessee’s compliance with any Applicable Requirements specified by Sublessor or Master Lessor, and shall immediately upon receipt by Sublessee, notify Sublessor and Master Lessor in writing (and immediately provide to Sublessor and Master Lessor copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Sublessee or the Subleased Premises to comply with any Applicable Requirements or the provisions of this Section 31.
          31.7 Inspection; Compliance. Sublessor and Master Lessor and their respective employees and agents shall have the right to enter the Subleased Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable prior notice, which may be verbal, for the purpose of inspecting the condition of the Subleased Premises and for verifying compliance by Sublessee with this Section 31. The reasonable cost of any such inspections shall be paid by Sublessor, unless such inspection reveals that Sublessee has violated the provisions of this Section 31 in which case Sublessee shall reimburse Sublessor for the reasonable out of pocket costs of such inspections. Moreover, Master Lessor shall be permitted at any time (a) to cause testing wells to be installed in or around the Subleased Premises, and (b) to cause ground water to be tested to detect the presence of Hazardous Substances.
          31.8 Sublessee Indemnification. Sublessee shall indemnify, defend and hold harmless each of Sublessor, the Sublessor Indemnitees and the Master Lessor from and against any and all Claims arising out of or involving any Hazardous Substance brought onto or released in, on or under the Subleased Premises by or for Sublessee or Sublessee’s employees, contractors, agents, invitees, licensees or permitted sub-sublessees or assignees. Sublessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Sublessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Sublease. No termination, cancellation or release agreement entered into by Sublessor and Sublessee shall release Sublessee from its obligations under this Sublease with respect to Hazardous Substances, unless Sublessor specifically agrees thereto in writing at the time of such agreement and such agreement specifically identifies this Section 31 of this Sublease.
          31.9 Sublessor Indemnification. Sublessor shall indemnify, defend and hold harmless each of Sublessee and the Sublessee Indemnitees from and against any and all Claims arising out of or involving (a) any Hazardous Substance existing in, on or under the Subleased Premises prior to the Commencement Date other than any Hazardous Substance brought onto or released in, on or under the Subleased Premises by or for Sublessee or Sublessee’s employees, contractors, agents, invitees or licensees prior to the Commencement Date, or (b) any Hazardous Substance brought onto or released in, on or under the Subleased Premises by or for Sublessor on and after the Commencement Date. Sublessor’s obligations shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Sublease. No termination, cancellation or release agreement entered into by Sublessor and Sublessee shall release Sublessor from its obligations under this Section 31, unless Sublessee specifically agrees thereto in writing at the time of such agreement and such agreement specifically identifies this Section 31 of this Sublease.
     32. Proposed Sub-Subletting; Recapture. In the event that Sublessee desires to sub-sublet all or a portion of the Subleased Premises, Sublessee shall submit to Sublessor for its review the terms and conditions of such proposed sub-sublease transaction. Sublessor shall have the option for a period of thirty (30) days, commencing upon the delivery to Sublessor of all of the information described in the succeeding sentence, to elect in Sublessor’s sole discretion to terminate this Sublease (as to the portion of the Subleased Premises that Sublessee proposes to sub-sublet) and enter into a direct sublease (the “Direct Sublease”) with the prospective sub-sublessee (the “Recapture”). In connection with Sublessor’s review process, Sublessee shall submit to Sublessor in writing (i) the name of the proposed sub-sublessee, (ii) such information as to such sub-sublessee’s financial condition and general standing in the community as may be available to Sublessee, (iii) all of the terms and conditions upon which the proposed transaction is to be made, and (iv) such other information as Sublessor shall reasonably request. The parties hereto acknowledge and agree that, if Sublessor elects to Recapture: (a) the consent of Master Lessor is required for the Direct Sublease (the “Direct Sublease Consent”); (b) the parties hereto shall use commercially reasonable efforts to negotiate in good faith to obtain, execute and deliver the Direct Sublease Consent as soon as reasonably practicable; (c) Sublessee shall execute and deliver a guaranty, in form and substance reasonably acceptable to Sublessor and Sublessee, wherein Sublessee shall guaranty for the benefit of Sublessor the prompt payment and performance of each and every obligation of the sublessee under the Direct Sublease; (d) upon the effective date of the Recapture (provided that Master Lessor has executed the Direct Sublease Consent), Sublessee shall surrender possession of the portion of the Subleased Premises covered by the Direct Sublease and any applicable Personal Property and Infrastructure Systems in accordance with the terms and conditions contained in this Sublease for the surrender of the same; and (e) Sublessee shall execute and deliver an amendment to this Sublease modifying the description of the Subleased Premises, the Base Rent and any other relevant provisions contained herein. The provisions contained in this Section 32 are in addition to (and not in lieu of) the provisions contained in Sections 16, 56 and 57 of the Master Lease, as the same have been incorporated by reference into this Sublease.

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first hereinabove written.

Sublessor:

MAXTOR CORPORATION

By:	/s/ Duston Williams

Name:	Duston Williams

Title:	Chief Financial Officer

Sublessee:

SANDISK CORPORATION

By:	/s/ Judy Bruner

Name:	Judy Bruner

Title:	Executive Vice President and Chief Financial Officer